KEELEY SMALL CAP VALUE FUND, INC.
FIRST AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

     THIS FIRST AMENDMENT dated as of this 1st day of October 2006, to the Fund Accounting Servicing Agreement, dated January 13, 2006 (the “Agreement”), is entered by and between KEELEY SMALL CAP VALUE FUND, INC., a Maryland Corporation (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

     WHEREAS , the parties have entered into an Fund Accounting Servicing Agreement; and

     WHEREAS, the Fund and USBFS desire to amend said Agreement; and

     WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

      NOW, THEREFORE, the parties agree as follows:

A.	Section 15 of the agreement shall be replaced in its entirety with the following:

Termination. This Agreement shall become effective as of the date first written above and will continue in effect for a period not less than 36 months. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

B.	The following language shall be added to the Agreement at Section 24:

Early Termination. In the absence of any material breach of this agreement, should the Trust elect to terminate this agreement prior to the end of the term, the trust agrees to pay the following fees:

(a)	All monthly fees through the life of the contract, including the rebate of any negotiated discounts;

(b)	All fees associated with converting services to successor service provider:

(c)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

(d)	All out-of-pocket costs associated with a-c above.

C.	Exhibit B of the Agreement, the fee schedule, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/John L. Keeley, Jr.	By:	/s/Michael R. McVoy

Name:	John L. Keeley, Jr	Name:	Michael R. McVoy

Title:	President	Title:	Sr. Vice President

Exhibit B
to the Keeley Small Cap Value Fund, Inc.
Fund Accounting Servicing Agreement

ACCOUNTING, ADMINISTRATION & COMPLIANCE SERVICES FEE SCHEDULE EFFECTIVE: 10-1-2006

Annual Asset-based Fee*
  .0300% (3.00 basis points) on the first $500 million of fund complex assets
  .0275% (2.75 basis points) on the next $500 million of fund complex assets
  .0225% (2.25 basis points) on the next $500 million of fund complex assets
  .0175% (1.75 basis points) on the next $3.5 billion of fund complex assets
  .0150% (1.50 basis points) on the balance on fund complex assets

Service Fees

•  Pricing Services
      •  $.15 Domestic and Canadian Equities
      •  $.15 Options
      •  $.50 Corp/Gov/Agency Bonds
      •  $.80 CMO’s
      •  $.50 International Equities and Bonds
      •  $.80 Municipal Bonds
      •  $.80 Money Market Instruments
      •  $125 /fund/month – Mutual Fund Security Pricing
      •  $2.00 /equity/month Corporate Actions
      •  $125 /month Manual Security Pricing
•  Factor Services (BondBuyer)
      •  $1.50 /CMO/month
      •  $.25 /Mortgage Backed/month
      •  $300 /month Minimum Per Fund Group
•  Fair Value Services (FT Interactive)
      •  $.60 on first 100 securities per day
      •  $.44 on balance of securities per day
•  Advisor Information Ser web portal
      •  $825 /month

Out-Of-Pocket Expenses – Including, but not limited to: courier and postage, stationery, programming, special reports, projects, and/or programming, board reporting, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention & storage of records, federal & state regulatory filing fees, certain insurance premiums, expenses for board of directors meetings & related travel, audit & legal fees, and conversion expenses.

The addition of funds, classes, master-feeder structures, foreign securities, sub-advisors or multiple advisors, legal administration, SEC 15c reporting, AIS data delivery are subject to additional fees.
Each additional fund – base fee of $48,000 per year Each additional class – base fee of $24,000 per year Each additional advisor – base fee of $12,000 per year

*Subject to annual CPI increase, Milwaukee MSA
Fees are billed monthly for a standard three year term.
This fee schedule superseded all previous drafts.